Free Writing Prospectus (To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 433 Registration No. 333-169119 February 24, 2012

$ Notes due March 14, 2013 Linked to the Performance of Gold Global Medium-Term Notes, Series A

General

•                   Senior unsecured obligations of Barclays Bank PLC maturing March 14, 2013†.

•                   Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

•                   The Notes are expected to price on or about March 2, 2012†† (the “pricing date”) and are expected to issue on or about March 7, 2012†† (the “issue date”).

Key Terms	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Reference Asset:	The settlement price of Gold as described under “Description of the Reference Asset” in this free writing prospectus.

Maximum Return:	The actual maximum return on the Notes will be set on the pricing date and will not be less than 25.10%.

Payment at Maturity:

If the final price of Gold is greater than the initial price of Gold, you will receive at maturity a cash payment that provides you with a return per $1,000 principal amount Note equal to the reference asset return, subject to the maximum return on the Notes.  For example, if the reference asset return is 25.10% or more, you will receive the maximum return on the Notes of 25.10%*, which entitles you to the maximum payment of $1,251.00* for every $1,000 principal amount Note that you hold.  Accordingly, if the reference asset return is greater than 0%, your payment per $1,000 principal amount Note will be calculated as follows, subject to the maximum return:

$1,000 + [$1,000 x Reference Asset Return)]

*The actual maximum return and maximum payment on the Notes will be set on the pricing date and will not be less than 25.10% and $1,251.00, respectively.

If the final price of Gold declines from the initial price of Gold by no more than 15%, resulting in a reference asset return equal to or less than 0% and greater than or equal to -15%, you will receive the principal amount of your Notes at maturity.

If the final price of Gold declines from the initial price of Gold by more than 15%, you will lose 1% of the principal amount of your Notes for every 1% that the final price declines from the initial price.  Accordingly, if the reference asset return is less than -15%, your payment per $1,000 principal amount Note will be calculated as follows:

$1,000 + [$1,000 x Reference Asset Return]

You will lose some or all of your investment at maturity if the final price of Gold  declines from the initial price of Gold  by more than 15%.  Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this free writing prospectus.

Reference Asset Return:	The performance of the reference asset from the initial price to the final price, calculated as follows: Final Price – Initial Price Initial Price

Initial Price:	USD[•]/troy ounce, which is the settlement price of Gold on the pricing date.

Final Price:	The settlement price of Gold on the final valuation date.

Final Valuation Date:	March 11, 2013†

Maturity Date:	March 14, 2013†

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738KS69 / US06738KS695

†                    Subject to postponement in the event of a market disruption event as described under “Reference Assets— Commodities —Market Disruption Events Relating to Securities with a Commodity as the Reference Asset” in the prospectus supplement.  If the final valuation date is not a scheduled trading day, then the final valuation date will be the next succeeding scheduled trading day.  If the final valuation date is postponed because it is not a scheduled trading day, then the maturity date will be postponed so that the number of business days between the final valuation date (as postponed) and the maturity date (as postponed) remains the same.

††                 Expected.  In the event we make any change to the expected pricing date and issue date, the final valuation date and maturity date will be changed so that the stated term of the Notes remains the same.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-4 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete.   Any representation to the contrary is a criminal offense.

	Price to Public[1]	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

1                    The price to the public for any single purchase by an investor in certain trust accounts, who is not being charged the full selling concession or fee by other dealers of   %, is    %.  The price to the public for all other purchases of Notes is 100%.

The Notes are not bank deposits and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.  The Notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

JPMorgan Placement Agent

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details.  You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430).  A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue —Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus.  We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•      Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•      Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257.  As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes.  The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000.  The hypothetical total returns and examples set forth below assume an initial price of USD1,713.00 /troy ounce and a maximum return on the Notes of 25.10%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Price (USD/troy ounce)[1]	Reference Asset Return	Payment at Maturity	Total Return on Notes
3,426.00	100.00%	$1,251.00	25.10%
3,340.35	95.00%	$1,251.00	25.10%
3,169.05	85.00%	$1,251.00	25.10%
2,997.75	75.00%	$1,251.00	25.10%
2,826.45	65.00%	$1,251.00	25.10%
2,655.15	55.00%	$1,251.00	25.10%
2,483.85	45.00%	$1,251.00	25.10%
2,312.55	35.00%	$1,251.00	25.10%
2,141.25	25.00%	$1,250.00	25.00%
1,969.95	15.00%	$1,150.00	15.00%
1,884.30	10.00%	$1,100.00	10.00%
1,798.65	5.00%	$1,050.00	5.00%
1,755.83	2.50%	$1,025.00	2.50%
1,713.00	0.00%	$1,000.00	0.00%
1,627.35	-5.00%	$1,000.00	0.00%
1,541.70	-10.00%	$1,000.00	0.00%
1,456.05	-15.00%	$1,000.00	0.00%
1,370.40	-20.00%	$800.00	-20.00%
1,199.10	-30.00%	$700.00	-30.00%
1,027.80	-40.00%	$600.00	-40.00%
856.50	-50.00%	$500.00	-50.00%
685.20	-60.00%	$400.00	-60.00%
513.90	-70.00%	$300.00	-70.00%
342.60	-80.00%	$200.00	-80.00%
171.30	-90.00%	$100.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

1       The final price will be the settlement price on the final valuation date as described under “Description of the Reference Asset” in this free writing prospectus.

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Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The price of the reference asset increases from an initial price of USD1,713.00/troy ounce to a final price of USD1,884.30/troy ounce, resulting in a reference asset return of 10.00%.

Because the reference asset return is greater than 0% and does not exceed the maximum return of 25.10%, the investor receives a payment at maturity of $1,100.00 per $1,000.00 principal amount Note, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return]

$1,000 + [$1,000 x 10.00%] = $1,100.00

The total return on the investment of the Notes is 10%.

Example 2: The price of the reference asset increases from an initial price of USD1,713.00 /troy ounce to a final price of USD2,483.85/troy ounce, resulting in a reference asset return of 45.00%.

Because the reference asset return is greater than 0% and exceeds the maximum return of 25.10%, the investor receives a payment at maturity of $1,251.00 per $1,000.00 principal amount Note, the maximum total payment on the Notes.

The total return on the investment of the Notes is 25.10% and subject to the maximum return.

Example 3: The price of the reference asset decreases from the initial price of USD1,713.00 /troy ounce to a final price of USD1,627.35/troy ounce, resulting in a reference asset return of -5.00%.

Because the reference asset return is equal to or less than 0% and greater than or equal to -15%, the investor receives the principal amount of the Notes at maturity.

The total return of the investment of the Notes is 0.00%.

Example 4: The price of the reference asset decreases from the initial price of USD1,713.00 /troy ounce to a final price of USD1,027.80/troy ounce, resulting in a reference asset return of -40.00%.

Because the final price of Gold declines from the initial price of Gold by more than 15%, the investor receives a payment at maturity of $600.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return]

$1,000 + [$1,000 x -40.00%] = $600.00

The total return on the investment of the Notes is -40.00%.

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Selected Purchase Considerations

•      Market Disruption Events and Adjustments—The payment at maturity, the final valuation date, the maturity date, and the settlement price of the reference asset are subject to adjustment as described in the following sections of the prospectus supplement:

o      For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset”; and

o      For a description of further adjustments that may affect the reference asset, see “Reference Assets—Commodities—Discontinuation of Trading; Alteration of Method of Calculation”.

•      Limited Protection Against Loss— Payment at maturity of the principal amount of the Notes is protected against a decline in the final price of Gold, as compared to the initial price of Gold, of up to 15%.  If the final price declines from the initial price by more than 15%, you will lose an amount equal to 1% of the principal amount of your Notes for every 1% that the final price declines from the initial price. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Selected Risk Considerations—Credit of Issuer” in this free writing prospectus.

•      Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below.  The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the reference asset.  If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes.  Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above.  This opinion assumes that the description of the terms of the Notes in this free writing prospectus is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.  Other alternative treatments for your Notes may also be possible under current law.  For example, it is possible that the Internal Revenue Service could assert that your Notes should be treated as giving rise to “collectibles” gain or loss if you have held your Notes for more than one year, although we do not think such a treatment would be appropriate in this case because (i) a sale or exchange of the Notes is not a sale or exchange of a collectible but is rather a sale or exchange of an executory contract that reflects the value of a collectible, and (ii) the executory contract tracks the value of gold only to a limited extent.  “Collectibles” gain is currently subject to tax at marginal rates of up to 28%.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this free writing prospectus.

“Specified Foreign Financial Asset” Reporting.  Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns.  “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your

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Notes), but only if they are not held in accounts maintained by financial institutions:  (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities.  Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the reference asset or any futures contracts relating to the reference asset.  These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement, including but not limited to the risk factors discussed under the following headings:

o      “Risk Factors—Risks Relating to All Securities”;

o      “Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

o      “Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”;

o      “Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

o      “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Commodities, an Index Containing Commodities, Shares or Other Interests in an Exchange-Traded Fund Invested in Commodities or Based in Part on Commodities”.

In addition to the risks discussed under the headings above, you should consider the following:

•      Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal.  The return on the Notes at maturity is linked to the performance of the reference asset and will depend on whether, and the extent to which, the reference asset return is positive or negative.  If the final price of Gold declines from the initial price of Gold by more than 15%, your investment will be fully exposed to any decline in the reference asset from the initial price, and you may lose up to 100% of your initial investment.

•      Your Maximum Gain on the Notes Is Limited to the Maximum Return—If the final price of the reference asset is greater than the initial price, for each $1,000 principal amount Note, you will receive at maturity $1,000 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the reference asset, which may be significant.  We refer to this percentage as the maximum return, which will be set on the pricing date and will not be less than 25.10%.

•      No Interest Payments—As a holder of the Notes, you will not receive interest payments.

•      Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates.  As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•      Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•      Credit of Issuer — The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•      Potential Conflicts— We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.  In addition, Barclays Capital, the investment banking division of the Issuer, is a member of the London Gold Market Fixing Ltd., which determines the settlement price of Gold that is used for the initial price of Gold on the pricing date and the final price of Gold on the final valuation date. Actions by the London Gold Market Fixing Ltd. may have an adverse effect on the price of Gold and therefore on the market value of the Notes. No member of the London Gold Market Fixing Ltd., including Barclays Capital — the investment banking division of the Issuer, will have any obligations with respect to the amounts to be paid to you on the maturity date, or to consider your interests as an owner of Notes when it takes any actions that might affect the market value of the Notes.  Although Barclays Capital is a member of the London Gold Market Fixing Ltd., the Issuer has no ability to control or predict the actions of the London Gold Market Fixing Ltd. These actions could include errors in information disclosed by the London Gold Market Fixing Ltd. or any discontinuance by them of that disclosure. However,

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we may currently, or in the future, engage in business with the London Gold Market Fixing Ltd. and any member of the London Gold Market Fixing Ltd.  Neither we, nor any of our affiliates, including Barclays Capital or any other member of the London Gold Market Fixing Ltd., assume any responsibility for the adequacy or accuracy of any publicly available information about Gold, whether the information is contained herein or otherwise. You should make your own investigation into Gold and the London Gold Market Fixing Ltd.

•      Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above.  As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity.  The outcome of this process is uncertain.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•      Suitability of the Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this free writing prospectus, the prospectus supplement, and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

•      The Payment at Maturity on Your Notes is Not Based on the Price of Gold at Any Time Other than the Final Valuation Date —The reference asset return will be based solely on the settlement price of Gold on the final valuation date relative to the initial price (subject to adjustments as described in the prospectus supplement). Therefore, if the price of Gold drops precipitously on the final valuation date, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had the payment at maturity been linked to the price of Gold at a time prior to such drop. Although the price of Gold on the maturity date or at other times during the life of your Notes may be higher than the settlement price of Gold on the final valuation date, you will not benefit from the price of Gold at any time other than on the final valuation date.

•      Owning the Notes is not the Same as Owning Gold, Futures Contracts for Gold or Certain Other Commodity Related Contracts Directly — The return on your Notes will not reflect the return you would realize if you actually purchased Gold, futures contracts for Gold or exchange-traded or over-the-counter instruments based on the price of Gold. You will not have any rights that holders of such assets or instruments have.

•      Prices of Commodities and Commodity Futures Contracts are Highly Volatile and May Change Unpredictably — Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility in the past few years. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries; and natural or nuclear disasters. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the reference asset and, as a result, the market value of the Notes and the payment you will receive on the Notes, if any.

Moreover, the prices of many of the commodities, particularly energy and agricultural commodities, reached historically high levels in 2009.  Since reaching such highs, prices have fallen precipitously, to approximately 25% of their historic highs, in some cases, and prices have experienced unprecedented volatility since that time.  In the case of many commodities, recent prices have also risen substantially, although they have not reached their historically high levels.  There is no assurance that prices will again reach their historically high levels or that volatility will subside.  It is possible that lower prices, or increased volatility, will adversely affect the performance of the reference asset and, as a result, the market value of the Notes.

•      The Notes May Be Subject to Certain Risks Specific to Gold—Gold is a precious metal.  Consequently, in addition to factors affecting commodities generally that are described herein and in the prospectus supplement, a number of additional factors specific to precious metals, and in particular Gold, might cause price volatility.  These may include, among others:

o      disruptions in the supply chain, from mining to storage to smelting or refining;

o      adjustments to inventory;

o      variations in production costs, including storage, labor and energy costs;

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o      costs associated with regulatory compliance, including environmental regulations;

o      changes in industrial, government and consumer demand, both in individual consuming nations and internationally;

o      precious metal leasing rates;

o      currency exchange rates;

o      level of economic growth and inflation; and

o      degree to which consumers, governments, corporate and financial institutions hold physical gold as a safe haven asset (hoarding) which may be caused by a banking crisis/recovery, a rapid change in the value of other assets (both financial and physical) or changes in the level of geopolitical tension.

These factors interrelate in complex ways, and the effect of one factor may offset or enhance the effect of another factor and may adversely affect the market value of the Notes.

•      Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the reference asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o      the expected volatility of the reference asset;

o      the time to maturity of the Notes;

o      interest and yield rates in the market generally;

o      a variety of economic, financial, political, regulatory or judicial events especially those affecting the price of Gold; and

o      our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the Reference Asset

The official U.S. dollar cash buyer settlement price (the “settlement price”) that will be used for the initial price of Gold on the pricing date and the final price of Gold on the final valuation date will be determined as described below:

Where the reference asset is Gold, the afternoon Gold fixing price per troy ounce of Gold for delivery in London through a member of the London Bullion Market Association authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market Fixing Ltd. and displayed on Reuters Screen page “GOFO” that displays prices effective on the pricing date and the final valuation date, as applicable. The members of The London Gold Market Fixing Limited consist of Barclays Capital, The Bank of Nova Scotia—Scotia Mocatta, Deutsche Bank AG London, Societe Generale Corporate & Investment Banking, and HSBC. The fix is carried out twice a day, at 10:30 a.m. and 3:00 p.m. London local time via telephone by the 5 members, and the applicable settlement price will be based on the 3:00 p.m. fix.  For reference purposes only, the settlement price of Gold on the pricing date and the final valuation date may be seen on GOLDLNPM on Bloomberg; provided, however, if there is any discrepancy between the prices specified published on Bloomberg and the prices determined by the calculation agent, the prices determined by the calculation agent shall prevail.

The settlement price of the reference asset on February 16, 2012 was US$1,713.00/troy ounce.

Historical Information

The following graph sets forth the historical performance of the reference asset based on the afternoon Gold fixing price per troy ounce of Gold for delivery in London through a member of the London Bullion Market Association as reported by Bloomberg, L.P on GOLDLNPM from January 2, 2002 through February 16, 2012.

We obtained the information below regarding GOLDLNPM from Bloomberg, L.P.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P.  The historical prices of the reference asset should not be taken as an indication of future performance, and no assurance can be given as to the settlement price of Gold on any day during the term of the Notes, including on the final valuation date.  We cannot give you assurance that the performance of the reference asset will result in the return of any of your initial investment.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Certain Employee Retirement Income Security Act Considerations

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and JPMorgan Securities LLC will act as placement agents for the Notes pursuant to separate placement agency agreements with the issuer and will receive a fee pursuant to its agreement that will not exceed $10.00 per $1,000 principal amount Note. JPMorgan Securities LLC may act on behalf of an affiliate and may reallow all or a portion of fees received in connection with the distribution of the Notes to such affiliate.

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